Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearwire Corporation:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-155867) of Clearwire Corporation of our report dated August 4, 2008, with respect to the balance sheet of the WiMAX Operations of Sprint Nextel Corporation as of December 31, 2007, and the related statements of operations, cash flows and business equity (included within the statement of stockholders’ equity and comprehensive loss) for the year then ended, which report appears in the Form 8-K of Clearwire Corporation dated May 18, 2009.
/s/ KPMG LLP
McLean, Virginia
May 18, 2009